Sub-Item 77E
LEGAL PROCEEDINGS

Since February 2004,
Federated and related
entities (collectively,
?Federated?) have been
named as
defendants in several
lawsuits, that were
consolidated into a single
action in the United States
 District
Court for the Western
 District of Pennsylvania,
alleging excessive advisory
 fees involving one of the
Federated-sponsored mutual
funds.  Without admitting
the validity of any claim,
Federated reached a final
settlement with the
Plaintiffs in these cases
in April 2011.